Exhibit 10.10

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of April 11, 2012, by and between ELEVEN FAN PIER BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation (“Tenant”).

R E C I T A L S:

A.            Landlord and Tenant are parties to that certain Lease dated May 5, 2011, as amended by a First Amendment to Lease (the “First Amendment”) dated October 31, 2011 (as amended, the “Lease”) for approximately 526,312 square feet of rentable area (the “Premises”) consisting of a portion of the first (1st) floor, all of the second (2nd) floor through sixteenth (16th) floors (including a mechanical floor), the Pedestrian Bridge (as defined in the Lease), a two-story mechanical penthouse, and a portion of a three-level below grade structure, of the building known as Parcel B, Fan Pier, Boston, Massachusetts (the “Building”). The Building is part of a phased development located in the South Boston waterfront area of Boston, Massachusetts (as such area is improved from time to time, the “Project”).

B.            In connection with the design of the Finish Work, the parties have agreed upon certain changes to the Work Letter attached to the Lease, to certain modifications to the Premises, and to memorialize certain Tenant Delay.

C.            Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.             Work Letter. Effective as of the date hereof, Section 8.02 of the Work Letter attached to the Lease as Exhibit 10.03 is hereby deleted and the following is inserted in its place:

“Section 8.02

(a)           Tenant may, prior to April 1, 2012, from time to time request reasonable interior changes (any such change, a “Tenant Requested Change”) in the Base Building Work to accommodate Tenant’s interior space design or system requirements, subject to the following: in the event that Tenant proposes any changes to the Base Building Work pursuant to the foregoing, Landlord shall, within twenty-one (21) days of such request, provide Tenant with (x) Landlord’s architectural and engineering design proposals (to be prepared by Landlord’s Architect at Tenant’s expense on a time and materials basis) and (y) order of magnitude conceptual pricing setting forth the reasonable out of pocket additional, estimated costs to be incurred by Landlord to implement the change in Base Building Work as a result of such change and the amount of estimated delay, if any, that will result in the completion of Base Building Work, together with any other costs that Landlord reasonably anticipates it will incur (including without limitation direct and indirect costs resulting from the effects of such changes on retail tenants in the Building) as a result of such change (“Landlord’s Change Estimate Notice”). Tenant shall, within five (5) business days of receiving Landlord’s Change Estimate Notice, either withdraw Tenant’s request for such change or authorize Landlord to proceed with the preparation of revised plans for the Base Building Work reflecting such change at Tenant’s expense on a time and materials basis. Tenant’s failure to timely reply to Landlord’s Change Estimate Notice shall be deemed to be a withdrawal of Tenant’s request for such change.

Landlord shall make such reasonable interior changes provided that (i) Tenant pays for costs specified by Landlord in Landlord’s Change Estimate Notice, (ii) the change is consistent with the governmental approvals and permits authorizing the performance of the Base Building Work, (iii) the change is consistent with first quality design standards for laboratory and office space and does not have a material adverse effect on the value of the Building or Property, (iv) Tenant authorizes Landlord to make such change pursuant to the immediately preceding paragraph, (v) Tenant agrees in writing that such change constitutes a Tenant Delay and Landlord and Tenant agree in writing to the amount of such Tenant Delay (any such Tenant Delay, an “Agreed Tenant Delay”) (and in any event that such changes in the aggregate do not result in more than thirty (30) days of delay in the Substantial Completion of the Landlord Work, or cause Landlord to miss any deadline set forth in Landlord’s construction loan, in each case as determined by Landlord in its reasonable discretion); (vi) such change does not materially and adversely affect the Building systems or structural elements of the Building or the completion and occupancy of any portion of the Building other than the Premises. Upon the written request of Tenant, Landlord shall use commercially reasonable efforts to cause Landlord’s contractor to quote the cost for any such change on a lump sum or a guaranteed maximum price basis in the issuance of a change order therefor. If Tenant timely notifies Landlord that Tenant authorizes Landlord to make such change and satisfies the other requirements set forth in this paragraph but Tenant does not agree with Landlord’s cost estimate for construction work as set forth in Landlord’s Change Estimate Notice, then Tenant may, by notice to Landlord set forth in Tenant’s notice authorizing Landlord to proceed with such change pursuant to clause (iv), above, elect to have the work performed on a time and materials basis in accordance with Landlord’s construction contract.

Landlord’s design costs under this Section 8.02, any Direct Costs due to Landlord’s contractor on account of Tenant Requested Changes, and any other direct and actual costs incurred by Landlord as a result of such Tenant Requested Changes and described in Landlord’s Change Estimate Notice (but in any event excluding those costs otherwise excluded from Direct Costs described in clauses (b)-(g) of the second paragraph of Section 11.05 of this Exhibit 10.03) shall be invoiced to Tenant as incurred and paid by Tenant within fifteen (15) days following such invoice (provided, however, that Tenant may elect in writing within such 15 day period to have such costs deducted from the Finish Work Allowance until such time as Excess Costs are determined pursuant to Section 11.03 of this Work Letter). Landlord shall provide Tenant all reasonable cost accounting information regarding such work provided to Landlord by Landlord’s contractor or otherwise reasonably available to Landlord and, at Tenant’s sole cost and expense, shall cause the final amount due for such work to be determined in accordance with Section 11.06 of this Exhibit 10.03”

2

2.             Excess Costs. The third sentence of Section 11.03 of the Work Letter is hereby deleted in its entirety and the following is inserted in its place:

“All costs being funded by the Allowance Construction Amount shall be co-funded, on an ongoing basis, as follows: (a) if the Excess Costs are less than the Allowance Construction Amount, Tenant and Landlord shall each bear a fifty (50%) percent share of such costs until Tenant has fully funded the Excess Costs and thereafter the remainder of the amounts applied towards the cost of the Finish Work shall be paid by Landlord using the Allowance Construction Amount until the Finish Work Allowance has been used in full; (b) if the Excess Costs are equal to or greater than the Allowance Construction Amount, Tenant and Landlord shall each bear their pro-rata share of such costs (i.e. if Excess Costs are equal to the Allowance Construction Amount, then each of Landlord and Tenant would co-fund 50% of the applicable amount; if Excess Costs are 125% of the Allowance Construction Amount, then Tenant would fund 55.56% of the applicable amount and Landlord would fund the remainder).”

3.             Tenant Delay. The parties acknowledge and agree that, in accordance with Section 12.02(ii) of the Work Letter, a Tenant Delay has occurred by reason of a Tenant’s failure to submit a complete and final Tenant’s Program by June 1, 2011. The length of the Tenant Delay on account of such failure is hereby agreed to be 90 days as of the date of this Second Amendment, which shall be an Agreed Tenant Delay, provided, however, that in no event shall the Substantial Completion Date for the purposes of determining the Commencement Date be deemed to occur prior to the Estimated Commencement Date on account of the Agreed Tenant Delay described herein. In light of and notwithstanding the length of such Agreed Tenant Delay, Landlord and Tenant agree that the Critical Date set forth in Attachment 2 for “BPC Documents approved by Tenant” is now April 28, 2012.

4.             Minor Premises Modification. The parties agree to modify the first floor level of the Premises to reflect the inclusion of a restroom and the modifications of the Building lobby as shown on Exhibit A, attached. The plan attached as Exhibit A hereby replaces the first level plan for the Premises originally attached to the Lease as part of Exhibit 1.06 thereto, the parties acknowledging and agreeing that no change in the rentable square footage of the Premises or the Building occurs as a result of such changes. In accordance therewith, Exhibit 2.01(e) of the Lease, as previously amended pursuant to the First Amendment, is hereby deleted in its entirety and replaced with the attached Exhibit B.

5.             Construction Schedule and Critical Date Change  In recognition of the most recently revised Construction Schedule, the definition of BPC Documents in Section 1.01 of the Lease is hereby deleted and the following is inserted in its place:

““BPC Documents” means Construction Documents (as defined in Section 10.05 of the Lease, and which shall meet the requirements set forth as Exhibit 10.05(b) to the Lease) that describe the full scope and the construction requirements and design intent of the Finish Work (i.e. 90% Construction Documents) in sufficient detail to enable the Finish Work contractor to establish a guaranteed maximum price and construction schedule as well as for obtaining a building permit from the City of Boston Inspectional Services Department.”

3

Furthermore, the FW Architect shall prepare, at Tenant’s expense (subject to the Finish Work Allowance as provided in Section 11.01) 100% complete Construction Documents and Tenant shall approve the same by June 15, 2012, which approved plans shall constitute FW Plans.

6.             Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

7.             Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD:

ELEVEN FAN PIER BOULEVARD LLC, a
Delaware limited liability company

By:	11 FAN PIER BOULEVARD MEMBER
LLC, a Delaware limited liability company
its sole member

By:	MASSACHUSETTS MUTUAL
LIFE INSURANCE COMPANY, a
Massachusetts corporation, a
member

	By:	CORNERSTONE REAL ESTATE
ADVISERS LLC, a Delaware limited
liability company, its authorized agent

	By:	/s/ Linda C. Houston
Name: Linda C. Houston
Title:Vice President

TENANT:

VERTEX PHARMACEUTICALS
INCORPORATED, a Massachusetts corporation

By:	/s/ Ian Smith
	Name:	Ian Smith
	Title:	EVP & CFO

Exhibit A

Revised Premises Plan for Level One

Exhibit B

Exhibit 2.01(e)

Measurements as shown on those certain plans dated May 2, 2011, October 27, 2011 and February 8, 2012 and prepared by Elkus/Manfredi Architects entitled “Fan Pier - Parcel B, 11 Fan Pier Boulevard”, consisting of 13 sheets from Level B1 Areas through and including Penthouse Mechanical Areas and the table entitled “Parcel B Area Calculation” attached hereto.

[table to be attached]